Exhibit 10.52

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of May 2007, by and between JFS Desert Fountain Properties, LLC (“Seller”), a Minnesota limited liability company, and VCG Holding Corp. (“Purchaser”), a Colorado corporation, and is based on the following facts:

A.

Seller is the owner of fee title to real property known as and located at 115 4th Street South, in the City of Minneapolis, Hennepin County, Minnesota, legally described on Exhibit “A” attached hereto and made a part of this Agreement by reference (the “Land”).

B.	The Land is improved by a building (the “Building”) and other improvements (collectively, with the Building, the “Improvements”) including, without limitation, all mechanical, plumbing, heating, ventilating, air-conditioning, electrical fixtures, equipment and systems located in or on the Improvements.

C.	With respect to the Land and the Improvements, Seller also owns the service and maintenance contracts, equipment leases, and other contracts (collectively, the “Contracts”); all permits, licenses and trade names (collectively, “Permits”); all warranties and guaranties (collectively, the “Warranties”); and all business records, including management, leasing, real estate taxes, assessments, insurance, rents, maintenance, repairs, capital improvements and services (collectively, “Records”) (the Land, the Improvements, the Contracts, the Permits, the Warranties, and the Records are hereinafter collectively referred to as the “Property”).

D.	Purchaser wishes to purchase the Property from Seller, and Seller is willing to sell the Property to Purchaser, subject to certain terms and conditions.

E.	Seller and Purchaser wish to set forth in writing the terms of their agreement relating to the foregoing.

In consideration of the facts stated above, the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchaser, the parties hereby agree as follows:

1.	Recitals Incorporated. The facts stated above are hereby incorporated into and made a part of this Agreement.

2.	Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to purchase and accept the Property from Seller.

3.	Purchase Price. The purchase price for the Property (“Purchase Price”), shall be the sum of Three Million and NO/100 Dollars ($3,000,000.00), payable by wire transfer of collected funds on the Closing Date.

4.	Title To Be Delivered. Promptly after the parties have executed and delivered this Agreement, Purchaser shall order, from a title insurance company or agency licensed to write title insurance in the State of Minnesota (“Title”), a commitment for an ALTA owner’s title insurance policy (the “Commitment”), wherein Title agrees to issue to Purchaser upon the recording of the conveyance document(s), an ALTA owner’s title insurance policy in the full amount of the Purchase Price, and legible copies of all documents referred to in the Commitment as affecting title to the Land (the “Title Documents”). Purchaser also may order, not later than ten (10) days after its receipt of the Commitment and the Title Documents, from a registered land surveyor, a survey of the Land (the “Survey”), containing a certification addressed to Seller, Purchaser, Title and Purchaser’s lender (if any), in form acceptable to Purchaser and Purchaser’s lender, if any, and locating all of the items shown on the Commitment as affecting title to the Land. The Commitment, the Title Documents and any Survey timely ordered by Purchaser, are collectively called the “Title Evidence.”

Purchaser shall have twenty (20) days after its receipt of the Title Evidence to render objections to title in writing to Seller. Any matters not timely objected to by Purchaser shall be Permitted Exceptions. Seller shall have sixty (60) days after the date of timely notice of such objections to cause the same to be removed or satisfied. Seller agrees to use reasonable efforts promptly to satisfy any such objections. Seller shall satisfy on or before the Closing Date any exception which may be satisfied solely by the payment of money. If Seller shall fail to cause such objections to be removed or satisfied within that time, Purchaser may, at its sole discretion, either (a) terminate this Agreement by notice to Seller, in which event Seller and Purchaser shall execute a written termination of this Agreement and thereupon neither party shall have any further rights or obligations under this Agreement except for obligations which expressly are provided in this Agreement to survive a termination of this Agreement (the “Surviving Obligations”); or (b) accept title subject to such objections, in which event such objections shall be Permitted Exceptions.

The following items shall be Permitted Exceptions and shall not be objections to marketability of title to the Property:

a. Financing Statement, dated February 23, 2001, recorded in the office of the County Recorder in and for Hennepin County, Minnesota on May 17, 2001 as Document No. 7473057, between Classic Affairs, Inc., as Debtor, and Financial Management Leasing, Inc., as Secured Party.

b. Perpetual Easement Agreement, dated December 28, 1987, recorded in the office of said County Recorder on January 15, 1988 as Document No. 5368451.

c. Resolution 80R-326, recorded in the office of said County Recorder on January 6, 1981 as Document No. 4615720.

5.	Rights of Inspection, Testing and Review.

A.	Seller shall make available to Purchaser, within seven (7) days after the mutual execution of this Agreement, complete and accurate copies of any and all notices, consents, approvals, plans, specifications, surveys, engineering studies, analyses, reports and analyses of soil borings, environmental studies (collectively, the “Seller’s Environmental Reports”), leases and other documentation pertaining to the Property (whether prepared by Seller, Seller’s agents or independent contractors, any federal, state, regional or local governmental authority or agency, or any other party), to the extent that Seller has the same in its possession or control, all of which shall remain the property of Seller unless and until the Closing occurs, and all of which shall be returned to Seller promptly upon any termination of this Agreement. Purchaser’s obligation to return such items to Seller upon termination of this Agreement shall be a Surviving Obligation. Such documentation shall include, without limitation, the Contracts, Permits, Warranties, and Records. If Purchaser does not wish Seller to assign any of the Contracts at Closing, Purchaser shall give Seller notice of such wish within ten (10) days after its receipt of such Contract(s), in which case Seller shall terminate such Contract(s) included in Purchaser’s notice at or prior to Closing.

B.	Purchaser, its counsel, accountants, agents, contractors and other representatives shall have full and continuing access to the Property and Seller’s records relating to the Property, from the date of this Agreement through June 30, 2007 (the “Contingency Date”), upon reasonable notice to Seller and any tenant or subtenant in possession of any part of the Property. Purchaser and its counsel, accountants, agents, contractors and other representatives also shall have the right to enter upon the Land at any time after the execution and delivery hereof for inspecting, surveying, engineering, soil borings, performance of environmental tests and such other work as Purchaser shall consider appropriate; provided, however, that such work shall not include demolition or removal of the Improvements or any part thereof. Purchaser shall hold Seller harmless from and fully indemnify Seller against any damage, claim, liability or cause of action arising from or caused by the actions of Purchaser, its agents or representatives, upon the Land from the date of this Agreement through the Closing Date; provided, however, that Purchaser shall not be liable or be required to indemnify Seller against claims, liabilities, or causes of action arising from Purchaser’s mere discovery of hazardous materials or a violation of environmental laws. The obligations in the preceding sentence shall be Surviving Obligations. Purchaser further shall have the right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate (the review of the documents under Section 5.A. above, together with the review of the Property under this Section 5.B., are referred to as the “Inspections”). Purchaser may elect, by notice to Seller on or before the Contingency Date, to terminate this Agreement as of a date not later than the Contingency Date if Purchaser is not satisfied with the results of the Inspections, in which event: this Agreement shall terminate; Seller and Purchaser shall execute a written termination of this Agreement; and thereupon neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

6.	Control of Property. Until the Closing Date and subject to Purchaser’s indemnification obligations under Section 5.B. above, Seller shall have full responsibility and liability for any and all damages or injury of any kind whatsoever to the Property, to any person in, on or about the Property, and to all personal property located on, removed from or related to the Property. If, prior to the Closing Date, the Property is materially damaged or becomes the subject of an action or threat of an action in condemnation or eminent domain, whether temporary or permanent, Seller promptly shall notify Purchaser of such damage, action or threat of action, and Purchaser, in its sole discretion, shall have the right to terminate this Agreement by notice to Seller within thirty (30) days after such notice by Seller to Purchaser, in which event Seller and Purchaser shall execute and deliver a written termination of this Agreement, and thereupon neither party shall have any further rights or obligations under this Agreement, except for the Surviving Obligations. If Purchaser does not timely exercise its right of termination, any and all proceeds arising out of such damage or destruction, if the same be insured, or such eminent domain or taking, shall be assigned and paid to Purchaser on the Closing Date. From the date of this Agreement until the Closing Date, Seller shall keep the Property insured and maintained to an extent and in a manner not less than exists on the date of this Agreement, and shall not grant any easement, right of way, license, leasehold or other interest in or relating to the Property without Purchaser’s prior written consent, which Purchaser may withhold in Purchaser’s sole and absolute discretion.

7.	Representations of Seller. To induce Purchaser to enter into this Agreement and purchase the Property, Seller hereby represents and warrants to Purchaser that:

A.	Seller is the owner of fee title to the Property.

B.	Seller has all requisite power and authority to enter into and perform the obligations of Seller under this Agreement.

C.	This Agreement has been duly executed and delivered on behalf of Seller.

D.	To the best of Seller’s knowledge, there is no individual sewage treatment system on or serving the Property.

E.	To the best of Seller’s knowledge, the Land does not now contain any underground or above-ground storage tanks and, if any above-ground or underground tanks previously were located on the Land, Seller has provided to Purchaser any and all information available to Seller in connection with the installation, operation and removal of such tanks.

F.	Seller knows of no wells on the Land.

G.	Seller has made available to Purchaser, or will make available to Purchaser as and when required by this Agreement, a correct and complete copy of each Contract and its amendments which will survive the Closing.

H.	Seller has delivered to Purchaser, or will deliver to Purchaser as and when required by this Agreement, copies of all environmental reports and studies relating to the Property which are in Seller’s possession or control.

I.	No person is entitled to be in possession of all or any part of the Property pursuant to any lease or other agreement except pursuant to documents of which copies have been or will be delivered to Purchaser as and when required by this Agreement.

J.	Seller has not entered into any other contract for the sale of the Property which is still in effect, and has not granted any right of first refusal or option to purchase the Property that is still in effect and could prevent the consummation of the transaction contemplated by this Agreement.

K.	Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

L.	To the best of Seller’s knowledge there is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against any portion of the Property.

M.	To Seller’s knowledge, except as set forth in Seller’s Environmental Reports or any environmental reports that Purchaser has provided to Seller: (i) no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in any Environmental Law (collectively, “Hazardous Substances”) have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of any Environmental Law, nor has any activity been undertaken on the Property that would cause or contribute to the Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Law; (ii) there has been no discharge, release or threatened release of Hazardous Substances from the Property; (iii) there are no Hazardous Substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law; (iv) the Property is not now, and to the best of Seller’s knowledge never has been, used as landfill, dump or disposal site for Hazardous Substances; and (v) Seller has maintained all records required to be kept concerning the presence, location and quantity of asbestos containing materials, and presumed asbestos containing materials, in the Property and will deliver the same to Purchaser on or before closing. The term “Environmental Law” shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time.

N.	The Land is not affected by airport zoning regulations.

8.	Purchaser’s Conditions to Closing. All the obligations of Purchaser under this Agreement are subject to fulfillment, or waiver in writing by Purchaser, on or before the Closing Date, of each of the following conditions:

A.	Seller’s representations and warranties in Section 7 above shall be correct as of the Closing Date, and Seller shall have performed all of Seller’s obligations under this Agreement which are to be performed on or before the Closing Date.

B.	Title to the Property shall be subject only to the Permitted Exceptions.

C.	Purchaser has not terminated this Agreement, on or before the Contingency Date pursuant to Section 5.B above.

D.	The closing of the transaction contemplated by that certain Stock Purchase Agreement, dated April 25, 2007, by and between Robert W. Sabes, as seller, and Purchaser, as purchaser (the “Stock Purchase Agreement”), occurs simultaneously with the Closing.

Purchaser may acknowledge satisfaction or waiver of any of the foregoing conditions, by notice of satisfaction or waiver to Seller on or before the Closing Date. If Purchaser does not acknowledge the satisfaction of the foregoing conditions (or otherwise waive the same) on or before the Closing Date but the sale and purchase contemplated by this Agreement is closed, all such conditions conclusively shall be deemed to have been satisfied or waived on the Closing Date. Upon completion of the Closing, Purchaser shall have acquired the Property “as is,” with all its faults, subject only to the representations of Seller set forth in Section 7 above.

9.	Conditions to Seller’s Obligations. Seller’s obligations under this Agreement to close the transaction contemplated by this Agreement are contingent upon Purchaser’s performance of all of Purchaser’s obligations under this Agreement which are to be performed on or before the Closing Date, and the closing of the transaction contemplated by the Stock Purchase Agreement. If the conditions to Seller’s obligations set forth in this Section 9 have not been satisfied, or waived by Seller, on or before June 30, 2007, Seller shall have the right, by notice to Purchaser given not later than June 30, 2007, to elect to terminate this Agreement, in which event Seller and Purchaser shall execute a written termination of this Agreement, and thereupon neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

10.	Closing. Subject to the fulfillment or waiver of the conditions hereof, the Closing shall occur on a date (the “Closing Date”) that is June 30, 2007 or such earlier date as shall be agreed upon by Seller and Purchaser. The Closing shall be held at the offices of Seller’s attorneys, or such other place as Seller and Purchaser may mutually agree. However, Seller or Purchaser may close via an escrow arrangement with Title. Seller shall deliver possession of the Property to Purchaser, subject to the Permitted Exceptions, on the Closing Date.

11.	Seller’ Obligations at Closing. On the Closing Date, Seller shall:

A.	Execute and deliver to Purchaser Seller’s Limited Warranty Deed (the “Deed”), conveying to Purchaser marketable fee simple title to the Property subject only to the Permitted Exceptions.

B.	Execute and deliver to Purchaser an Affidavit Regarding Seller, certifying to Seller and Title as to the absence of any matters which may have an adverse effect on Purchaser’s title to the Land.

C.	Cause Title to agree, subject to payment of the premium therefor, to issue to Purchaser an ALTA Owner’s Title Insurance Policy, or a suitably marked up copy of the Commitment, in the form and substance required hereunder.

D.	Execute and deliver to Purchaser an Assignment of Contracts, Permits, Warranties and Records conveying Seller’s interest therein to Purchaser.

E.	Execute and deliver a Designation Agreement providing IRS reporting information, including without limitation the Federal Taxpayer Identification Number of Seller.

F.	Deliver to Purchaser an affidavit confirming that Seller is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate,” as those terms are used in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

G.	Execute and deliver any Well Disclosure Certificate(s) required by law.

H.	Deliver to Purchaser such other documents (including, without limitation, original copies of the documents described in Section 5.A to the extent that such original copies are in the possession or control of Seller) as may be required by this Agreement, all in form satisfactory to Purchaser in its reasonable discretion.

12.	Purchaser’s Obligations at Closing. At Closing, and subject to the terms, conditions and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall deliver the Purchase Price to Seller pursuant to Section 3 hereof; and Purchaser shall execute and/or deliver such other documents as may be required by this Agreement, all in form satisfactory to Seller in its reasonable discretion.

13.	Closing Costs. Costs and expenses shall be paid as follows in connection with the sale and purchase of the Property.

A.	Seller shall pay:

(i)	The state deed tax and any conservation fee imposed on the Deed.

(ii)	A pro-rata portion of all real estate taxes and installments of special assessments as provided in Section 14 below.

(iii)	Any and all deferred real estate taxes such as Green Acres taxes as of the Closing Date.

(iv)	Title’s charge for issuing the Commitment, and one-half of any closing fee charged by Title.

(v)	Seller’s attorney’s fees.

(vi)	The cost of recording any document necessary to make title marketable.

(vii)	The cost of filing any well certificate(s).

B.	Purchaser shall pay:

(i)	The premium and other charges for issuance of the Title Policy, to the extent not payable by Seller as provided above.

(ii)	The recording fee for the Deed.

(iii)	One-half of any closing fee, and all of any escrow or other fee charged by Title.

(iv)	Purchaser’s attorney’s fees.

(v)	The costs of any survey ordered by Purchaser.

14.	Real Estate Taxes and Special Assessments. Real estate taxes and installments of special assessments due and payable in 2007 shall be prorated between Seller and Purchaser to the Date of Closing. Seller shall pay all real estate taxes and installments of special assessments due and payable in prior years (including without limitation any “green acres” or other deferred taxes or assessments), and Purchaser shall pay all real estate taxes and installments of special assessments due and payable in subsequent years.

15.	Brokerage. Seller and Purchaser each hereby represents and warrants to the other that it has not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement. Seller and Purchaser each hereby agrees to indemnify and hold the other harmless from any claim (including reasonable expenses incurred in defending such claim) made by a broker, sales agent or similar party in connection with this transaction and arising from the contract or contact of the indemnifying party. The obligations in this Section 15 shall be Surviving Obligations.

16.

Remedies. If Seller defaults in the performance of this Agreement and such default continues for thirty (30) days after notice from Purchaser to Seller specifying such default, Purchaser may cancel this Agreement by notice to Seller within ten (10) days after expiration of said 30-day period. If Seller defaults in the performance of this Agreement and Purchaser does not cancel this Agreement, Seller acknowledges that the Property is unique, that Purchaser has expended substantial sums for planning, evaluation, testing and other activities in anticipation of Purchaser’s intended use of the Property, and that money damages to

Purchaser in the event of default by Seller are inadequate. Accordingly, Purchaser shall have the right, in addition to any other remedy available, to apply for and to receive from a court of competent jurisdiction equitable relief by way of restraining order, injunction or otherwise, prohibitory or mandatory, to prevent a breach of the terms of this Agreement, or by way of specific performance to enforce performance of the terms of this Agreement, or rescission. This right to equitable relief shall not be construed to be in lieu of or to preclude the right to seek a remedy at law. Purchaser must commence any action seeking such equitable relief within sixty (60) days following such breach. If Purchaser defaults in the performance of this Agreement, Seller may cancel this Agreement judicially or pursuant to Minn. Stat. Section 559.21; or Seller may sue Purchaser for specific performance of this Agreement or for damages for breach of this Agreement, provided any such action is commenced within six (6) months following Purchaser’s default.

17.	Tax-Deferred Exchange. Purchaser understands, acknowledges and agrees that Seller may intend to enter into a tax-deferred exchange of the Property, rather than a sale of the Property, under Section 1031 of the Internal Revenue Code of 1986, as amended. Purchaser agrees to cooperate with Seller in effecting such exchange, including without limitation executing and delivering any and all documents reasonably requested by Seller to facilitate such exchange, provided that Purchaser shall not be obligated to agree to amend this Agreement or to incur any expense in connection with facilitating such exchange.

18.	Miscellaneous. The following general provisions govern this Agreement.

A.	No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Either party may waive any right conferred upon such party by this Agreement only by giving the other party notice specifically describing the right waived.

B.	Time of Essence. Time is of the essence of this Agreement.

C.	Governing Law. This Agreement is made and executed under and in all respects shall be governed and construed by the laws of the State of Minnesota. The parties hereby submit to the jurisdiction of any court of competent jurisdiction situated in Minnesota for the resolution of any dispute under this Agreement.

D.	Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing, and shall be deemed to have been given on the earliest to occur of: when deposited with the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below; when personally delivered to the addressee; or when deposited cost-paid with a nationally recognized overnight courier service (e.g., Federal Express). Either party may designate a different and/or additional address to which notice to such party thereafter shall be sent, by giving at least ten (10) days’ notice to the other party. The addresses are as follows:

If to Seller:	JFS Desert Fountain Properties, LLC
60 South Sixth Street, Suite 2540
Minneapolis, MN 55402
Attn:

with a copy to:	Moss & Barnett, A Professional Association
4800 Wells Fargo Center
Minneapolis, MN 55402-4129
Attn: Christopher D. Stall, Esq.

If to Purchaser:	VCG Holding Corp.
390 Union, Suite 590
Lakewood, CO 80228
Attn: Troy Lowrie, Chief Executive Officer

with a copy to:	Draper, Rubin & Shulman PLC
29800 Telegraph Road
Southfield, MI 48034
Attn: Allan S. Rubin, Esq.

Any written notice given in a manner other than as provided in this sub-Section shall be deemed to have been given only upon actual receipt by the addressee.

E.	Assignment. Except as to an entity controlling, controlled by, or under common control with Purchaser and/or its shareholders, neither this Agreement nor any of Purchaser’s rights in and to the Property may be assigned by Purchaser without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion. An assignment to an entity controlling, controlled by, or under common control with Purchaser and/or its shareholders shall be permitted upon written notice to Seller, accompanied by a copy of the document(s) effecting such transfer and evidencing that the assignee is controlling, controlled by, or under common control with Purchaser and/or its shareholders. No such assignment shall release Purchaser from any liability under this Agreement. Seller may assign this Agreement as contemplated in Section 19 above and/or to any entity wholly owned by Seller and/or its members, upon written notice to Purchaser, accompanied by a copy of the document(s) effecting such transfer and evidencing that the assignee is wholly owned by Seller and/or its members or that such assignment is in connection with a tax-deferred exchange. No such assignment shall release Seller from any liability under this Agreement. Any other assignment of this Agreement by Seller shall require the prior written consent of Purchaser, which Purchaser may withhold in its sole and absolute discretion.

F.	Invalidity. If for any reason any term or provision of this Agreement shall be declared void or unenforceable by any court of law or equity, it shall affect such particular term or provision of this Agreement only, and the balance of this Agreement shall remain in full force and effect.

G.	Costs of Enforcement. If any action or proceeding is brought by Seller or Purchaser to interpret the provisions hereof or to enforce such party’s rights or remedies under this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party therein, in addition to all other remedies, all costs incurred by the prevailing party in such action or proceeding, including reasonable attorney’s fees.

H.	Complete Agreement. All understandings and agreements heretofore had between the parties, including without limitation the letter of intent among Seller, Purchaser, Robert W. Sabes and Classic Affairs, Inc., dated January 3, 2007, are merged into this Agreement, which alone fully and completely expresses their agreement. This Agreement may be amended only in writing.

I.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day and year set forth above.

SELLER:		PURCHASER:

JFS Desert Fountain Properties, LLC		VCG Holding Corp.

By:	/s/ J. Sabes	By:	/s/ Donald W. Prosser
Its:	Managing Member	Its:	Chief Financial Officer

EXHIBIT “A”

The Land

That part of Lots 7 and 8, Block 79, Town of Minneapolis, and that part of the vacated portion of the Northwest-Southeast alley in said Block 79, described as follows:

Beginning at the point of intersection of the Northeast line of Lot 8, said Block 79, and a line drawn parallel with and distant 157 feet Southeasterly from, as measured at a right angle to, the Southeast right of way line of Marquette Avenue; thence Southeasterly along the Northeast line of Lots 8 and 7 a distance of 74.455 feet to the Southeast line of the Northwest Half of Lot 7; thence Southwesterly along the Southeast line of said Northwest Half of Lot 7, and the extension thereof, to the Northeast right of way line of the Northwest-Southeast alley in said Block 79; thence Northwesterly along the Northeast line of said public alley to the point of intersection with a line drawn parallel with and distant 157 feet Southeasterly from, as measured at a right angle to, the Southeast right of way line of Marquette Avenue; thence Northeasterly along said parallel line to the point of beginning.

Except that part of the above described property described as follows:

Beginning at the most Easterly corner of the Northwest Half of Lot 7, Block 79; thence Southwesterly along the Southeast line of the Northwest Half of said Lot 7, and the extension thereof, to the Northeast line of the Northwest-Southeast public alley in said Block 79; thence Northwesterly along the Northeast line of said alley a distance of 0.125 feet; thence Northeasterly to the point of beginning.